Exhibit 99.1

For Immediate Release
Contact:
Debi Ethridge	Jerry Daly or Carol McCune
Vice President, Finance & Investor Relations	Daly Gray Public Relations (Media)
dethridge@lodgian.com	jerry@dalygray.com
(404) 365-2719	(703) 435-6293
Lodgian Provides Interim Information on its Pursuit of Strategic Alternatives
to Enhance Shareholder Value
ATLANTA, Ga., August 24, 2007—Lodgian, Inc. (AMEX: LGN), one of the nation’s largest independent owners and operators of full-service hotels, today released information to update investors regarding the company’s previously announced review of strategic alternatives to enhance shareholder value. These plans include implementing share repurchases and a cost reduction initiative that the company anticipates will save between $4 and $4.5 million annually.
Since the January 22, 2007 announcement of its review, the company has explored a number of strategic alternatives, including, without limitation, a sale of the company. Lodgian has entered into confidentiality agreements with certain interested parties, made substantial amounts of detailed information available to them pursuant to those confidentiality agreements, engaged in management presentations with selected parties, solicited and received several indications of interest, and in several cases engaged in substantive discussions with regard to the sale of the company. Although the company has received numerous indications of interest, it has received none to date that the Board of Directors judged appropriate to present to shareholders. Additionally, the recent volatility in the debt and credit markets may inhibit or delay the feasibility of implementing certain strategic alternatives.
The current review of strategic alternatives has enabled the company’s Board of Directors to form a view that at the current market price, Lodgian’s shares are undervalued and that they represent an attractive opportunity for investment of the Company’s available cash. The company’s Board of Directors has authorized the repurchase of up to $30 million of its common stock over a period ending no later than August 22, 2009. Once commenced, the repurchases may continue even as the company continues to explore other strategic alternatives for the enhancement of shareholder value, including a sale of the Company. Any such transaction could involve one of the parties who has expressed interest, or has expressed a continuing interest in such a transaction, or could involve new parties. Lodgian has temporarily suspended discussions with interested parties but plans to resume such discussions, and may also begin its share repurchases, at or after a time that is at least 48 hours after the company files this announcement with the SEC under Form 8-K.
Investors should be aware that as a result, it is possible that the company may be repurchasing shares at a time when it is evaluating strategic alternatives, including without limitation a potential sale of the company, and that this raises the possibility that a company repurchase might occur shortly prior to, and at a lower price than it negotiates for a sale of the company. Any share repurchases by the company would be conducted in accordance with the requirements of the safe harbor provisions of SEC Rule 10b-18.

Despite the current volatility in the debt and credit markets, the company believes that it presently has a strong liquidity position. As of July 31, 2007, the company had consolidated long- term obligations of $376 million, including $4.1 million relating to held-for-sale assets and unrestricted cash balances and cash equivalents of $82.9 million. Of note, the company engaged in substantial refinancing activity during the past two years. Assuming certain extension options are exercised, only 2 percent of total mortgage debt will mature within the next 12 months and the current weighted average cost of debt is 6.85 percent. At the present time 56 percent of total mortgage debt is fixed-rate financing and 44 percent is variable-rate financing. The variable-rate debt bears a weighted average interest rate of 7.16 percent and is subject to interest rate caps that effectively limit the weighted average maximum rate on the company’s variable-rate debt to 8.48 percent. A 100 basis point increase in the current weighted average interest rate payable on the company’s variable-rate debt would reduce pretax annual income by $1.4 million.
As part of its review of strategic alternatives to enhance shareholder value, the company has continued with its previously announced plan for the sale of certain assets, having sold 23 hotels since November 1, 2006 for aggregate proceeds, net of mortgage debt repayment, brokerage and other transactional costs of $83.9 million. In addition, the company acquired the 50 percent interest of its joint venture partner in the oceanfront Crowne Plaza – Melbourne, Florida hotel, which includes approximately 7 acres of undeveloped land across the street from the hotel, for $13.5 million, and now owns 100 percent of that property.
Further, Lodgian is pursuing a cost-reduction initiative that the company expects will save between $4 and $4.5 million annually. The restructuring includes downsizing corporate office staff and consolidating its five current operating regions into two regions. This restructuring was completed on August 23, 2007. The company will take a charge of $1 million associated with the cost reduction initiative in the 2007 third quarter.
Management and the Board of Directors remain focused on the review of strategic alternatives and the enhancement of shareholder value through all reasonably available means, including, among others, a sale of the company.
The Company is also announcing the formation of an Executive Committee of the Board of Directors. The Executive Committee is composed of Edward J. Rohling, chief executive officer, and independent board members Alex Lieblong, Peter Cyrus and Mark Oei.
About Lodgian
     Lodgian is one of the largest independent owners and operators of full-service hotels in the United States. The company currently manages a portfolio of 48 hotels with 8,693 rooms located in 26 states and Canada. Of the company’s 48-hotel portfolio, 27 are InterContinental Hotels Group brands (Crowne Plaza, Holiday Inn, Holiday Inn Select and Holiday Inn Express), 12 are Marriott brands (Marriott, Courtyard by Marriott, SpringHill Suites by Marriott and Residence Inn by Marriott), four are Hilton brands (Hilton and Doubletree Club) and three are affiliated with two other nationally recognized franchisors. Two hotels are independent, unbranded properties. For more information about Lodgian, visit the company’s Web site: www.lodgian.com.

     This press release includes forward-looking statements related to Lodgian’s operations that are based on management’s current expectations, estimates and projections. These statements are not guarantees of future performance and actual results could differ materially. The words “may,” “should,” “expect,” “believe,” “anticipate,” “project,” “estimate,” “plan,” and similar expressions are intended to identify forward-looking statements. Certain factors are not within the company’s control and readers are cautioned not to put undue reliance on forward-looking statements. These statements involve risks and uncertainties including, but not limited to, the company’s ability to generate sufficient working capital from operations and other risks detailed from time- to-time in the company’s SEC reports. The company undertakes no obligations to update events to reflect changed assumptions, the occurrence of unanticipated events or changes to future results over time.